UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2020

Centennial Resource Development, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37697	47-5381253
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1001 Seventeenth Street, Suite 1800

Denver, Colorado 80202

(Address of principal executive offices and zip code)

(720) 499-1400

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	CDEV	The NASDAQ Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 1, 2020, Centennial Resource Development, Inc. (“Centennial”) and Centennial Resource Production, LLC (“CRP”), a wholly owned subsidiary of Centennial, entered into a Second Amendment and Third Amendment (together, the “Amendments”) to its Second Amended and Restated Credit Agreement (the “Credit Agreement”) both dated as of May 1, 2020, among CRP, as borrower, Centennial, as parent guarantor, the other guarantors party thereto, JPMorgan Chase Bank, N.A., as administrative agent and the lenders party thereto. The Amendments, among other things, establish a new borrowing base on account of the spring 2020 scheduled redetermination in the amount of $700 million, reduce the elected commitments to $700 million and, to the extent that the Exchange Offer (as defined below) closes, implement a minimum availability condition to borrowing in the amount of the lesser of $100 million and 25% of the aggregate principal amount of New Notes (as defined below) outstanding. Additionally, the Amendments permit the incurrence of CRP’s new 8.00% Second Lien Senior Secured Notes due 2025 in an aggregate principal amount of up to $350 million (the “Second Lien Notes”) and the incurrence of CRP’s new 8.00% Third Lien Senior Secured Notes due 2027 (the “Third Lien Notes” and together with the Second Lien Notes, the “New Notes”) in any amount, in each case, so long as such New Notes are (a) incurred in connection with CRP’s exchange offer (the “Exchange Offer”) launched on or about April 22, 2020, (b) incurred prior to CRP’s fall 2020 scheduled borrowing base redetermination and (c) subject to an intercreditor agreement providing that the liens securing the New Notes rank junior to the liens securing the Credit Agreement. The Amendments, among other things, also (a) provide that testing of the ratio of total funded debt to EBITDAX on a rolling four consecutive fiscal quarter basis, is suspended until March 31, 2022, as of which testing date such ratio may not exceed 5.00 to 1.00, and thereafter such ratio is prohibited from exceeding (i) as of June 30, 2022, 4.75 to 1.00, (ii) as of September 30, 2022, 4.50 to 1.00, (iii) as of December 31, 2022, 4.25 to 1.00, and (iv) as of the last day of each quarter thereafter, 4.00 to 1.00; (b) provide a new financial covenant testing the ratio of first lien debt to EBITDAX and provide that such ratio on a rolling four consecutive fiscal quarter basis does not exceed: (i) as of the last day of each quarter beginning with the quarter ending June 30, 2020 and ending with the quarter ending December 31, 2021, 2.75 to 1.00 and (ii) as of the last day of each quarter beginning with the quarter ending March 31, 2022 and ending with the quarter ending December 31, 2022, 2.50 to 1.00; (c) introduce an increase in pricing providing that LIBOR loans bear interest at LIBOR (adjusted for statutory reserve requirements and subject to a 1% floor) plus an applicable margin that ranges from 200 to 300 basis points, depending on the percentage of the borrowing base utilized; (d) introduce customary anti-cash hoarding protections, (e) require mortgages and title coverage on at least 90% of the total value of proved oil and gas properties evaluated in the most recently completed reserve report as well as any on additional oil and gas properties (including any unproven acreage and any midstream or gathering assets) on which liens have been granted to secure the New Notes and (f) suspending Centennial’s ability to make pro forma leverage and liquidity based cash distributions until December 31, 2022.

The foregoing description of the Amendments is a summary only and is qualified in its entirety by reference to the complete text of the Amendments, copies of which are attached as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and are incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth herein under Item 1.01 above concerning the Amendments is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Title or Description

10.1*

Second Amendment to Second Amended and Restated Credit Agreement, dated as of May 1, 2020, among Centennial Resource Production, LLC, as borrower, Centennial Resource Development, Inc., as parent guarantor, the other guarantors party thereto, JPMorgan Chase Bank, N.A., as administrative agent and the lenders party thereto.

10.2

Third Amendment to Second Amended and Restated Credit Agreement and First Amendment to Second Amended and Restated Pledge and Security Agreement, dated as of May 1, 2020, among Centennial Resource Production, LLC, as borrower, Centennial Resource Development, Inc., as parent guarantor, the other guarantors party thereto, JPMorgan Chase Bank, N.A., as administrative agent and the lenders party thereto.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

*	Certain schedules and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Centennial agrees to furnish a supplemental copy of any omitted schedule or attachment to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 4, 2020	CENTENNIAL RESOURCE DEVELOPMENT, INC.

	By:	/s/ George S. Glyphis
George S. Glyphis
Vice President, Chief Financial Officer and Assistant Secretary